Tracy D. Pagliara Vice President, General Counsel & Secretary

September 17, 2003

To:	Directors and Executive Officers of Gardner Denver

RE:	Important Notice Regarding the Gardner Denver, Inc. 401(k) Plans Blackout Period and Your Rights to Trade Gardner Denver Stock During the Blackout Period

The Gardner Denver, Inc. Retirement Savings Plan, the Gardner Denver, Inc. Savings Plan, the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan and the Gardner Denver, Inc. Individual Account Retirement Plan for Bargaining Unit Employees at the Quincy, Illinois Plant (the “Plans”) will be entering a blackout period, effective October 24, 2003, due to a change in the Plans’ recordkeeper and trustee to Wachovia Retirement Services. On September 19, 2003, a notice regarding the blackout period will be sent to all eligible participants in the Plans. During the blackout period:

         •         Participants in the Gardner Denver, Inc. Retirement Savings Plan, Gardner Denver, Inc. Savings Plan and Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan will be unable to (a) request loans, (b) initiate or receive any distributions or withdrawals, (c) move existing balances between funds or make other investment transfers or (d) change fund allocations or contribution rates for future contributions.

         •         Participants in the Gardner Denver, Inc. Individual Account Retirement Plan for Bargaining Unit Employees at the Quincy, Illinois Plant will be unable to (a) initiate or receive any distributions or withdrawals, (b) move existing balances between funds or make other investment transfers or (c) change fund allocations or contribution rates for future contributions.

As a director or executive officer of Gardner Denver (the “Company”), this blackout of the Plans has a direct impact on your ability to trade Gardner Denver stock. Securities and Exchange Commission (the “SEC”) rules provide that, during “any period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in any equity security of such issuer held in an individual account is temporarily suspended by the issuer or by a fiduciary of the plan,” corporate insiders may no longer exercise stock options or trade certain employer securities held outside of the Plans. Specifically, the insider trading provision prohibits you from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of the Company, such as common stock, phantom stock, or stock options, during the blackout period. In addition, the prohibition covers all shares held by your family members who live with you or are your dependents and all shares held by any trusts, partnerships or corporations in which you have a pecuniary interest.

401(k) Plans Blackout Period
September 17, 2003

If you violate the insider trading prohibition described in this memorandum, the Company, or a shareholder acting on behalf of the Company, may bring an action to recover the profits you realized. In addition, the SEC may bring an action against you, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

As indicated above, the blackout period regarding your prohibition from trading in Gardner Denver stock will begin on October 24, 2003. We anticipate a smooth transition and expect the blackout period not to extend beyond November 30. You will be notified when the blackout period ends.

The SEC’s rules provide a limited number of exemptions from the blackout trading restrictions. If you would like more information regarding these exemptions or have other questions, please contact me directly (collect) at 217-228-8207.

Sincerely,

/s/  Tracy D. Pagliara

Tracy D. Pagliara